Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2022, with respect to the audited consolidated financial statements of HighPeak Energy, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

June 29, 2022